Exhibit 99.1

Amedica Corporation Reports First Quarter 2015 Financial Results
Q1 Silicon Nitride Ceramic Revenue Increases 7% Year-Over-Year

SALT LAKE CITY, May 7, 2015 -- Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, today announced financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights

•	Completed SNAP clinical trial enrollment

•	Submitted for 510(k) clearance of cervical CsC device

•	Kyocera officially named as approved secondary supplier of silicon nitride devices

•	Continued robust scientific publication strategy of one peer-reviewed publication per month

•	Began two feasibility studies and advanced several OEM and Private Label discussions

“During this past quarter, we have accomplished a great deal in a short amount of time,” said Dr. Sonny Bal, chairman and CEO of Amedica Corporation. “We remain committed to rapidly upgrading our long-ignored metals product line as we experienced larger than anticipated declines in sales this quarter, which also affected our silicon nitride business to a lesser extent due to its pull-through effect. We’ve listened to our surgeons and agents, and have made the appropriate changes this quarter to ensure increased adoption of our material going forward. Despite increased share price volatility from past financial transactions, I firmly believe that our recent operational, clinical, and regulatory accomplishments have positioned Amedica to capture additional market share, enhance our ability to show the advantages of silicon nitride, and promote wider adoption of the material across a number of biomedical platforms.”

First Quarter 2015 Financial Results
Total product revenue decreased by 18% during the first quarter of 2015 to $4.7 million, as compared to $5.8 million in the prior year period. This was primarily attributable to a 37% decrease, or $1.2 million, in the Company’s non-silicon nitride business due to lower metals sales. This decrease was partially offset by a 7% increase in silicon nitride ceramic product revenue over the prior-year period.

Gross profit for the quarter totaled $3.2 million, compared to $4.1 million in the same period last year. Gross margin percentage for the first quarter 2015 was 68%, compared to 72% for the first quarter of 2014. Excluding the impact of excess or obsolete inventory for both years, first quarter 2015 gross margins ended at 75% of total sales, as compared to 79% during the prior year period. This decline in gross margins was due to private label sales during the first quarter of 2015, which have lower gross margins due to lower selling prices, but higher operating contribution margins since no commissions are paid and require less operating expenses to support these sales.

Operating expenses for the first quarter of 2015 declined by 12%, or $1.0 million, from the prior year period, to $7.2 million. This year-over-year decline in operating expenses is primarily due to the actions taken by the Company to simplify the organization and align financial objectives earlier in the year, as well as lower commission costs and stock-based compensation expense during the first quarter of 2015.

Net loss for the first quarter was $5.4 million, compared to $4.7 million in the prior-year period, primarily as a result of lower year-over-year revenue and increased interest expense incurred during the quarter.

Adjusted EBITDA, which is defined as earnings before deductions for interest, taxes, depreciation, amortization, non-cash stock compensation expense, change in fair value of our derivative liabilities, offering costs, and loss on extinguishment of debt for the first quarter 2015 was ($2.9) million, compared to ($2.1) million for the prior year period. This decline in adjusted EBITDA was primarily attributable to severance-related expenses of $0.7 million during the first quarter of 2015 and decreased sales during the first quarter of 2015.

Cash and cash equivalents totaled $14.9 million, while total principal debt obligations were $24.3 million as of March 31, 2015.

2015 Business Outlook
The Company revises its previously stated estimates of increased 2015 silicon nitride sales this year to 15-20% growth, thus equating to a total annual revenue range of $19-$20 million. Due to the estimated decline in annual revenue, the Company expects the impact from the previously announced financial and operational alignment actions to deliver $5-$7 million of annualized operating profit benefit. These changes are anticipated to reduce total cash burn, increase financial sustainability, and strengthen the balance sheet, positioning the Company to maintain compliance with all debt covenants into Q4 of this year and become operating cash flow breakeven during the second half of 2016.

Additionally, the Company maintains its previously stated guidance of four additional OEM or private label partners to be announced during the balance of 2015.

Conference Call
The Company will hold an investor conference call to discuss the results today, May 7, 2015 at 5:00 p.m. Eastern Time. The Company invites all interested parties to join the call by dialing (855) 455-6055, any time after 4:50 p.m. Eastern Time on May 7th. The Conference ID number is 25966628. International callers should dial (484) 756-4308. A live audio webcast of the call will be available through a link on the Company's web site, at http://investors.amedica.com/events.cfm. The call will be archived telephonically for one week and can be accessed by calling (855) 859-2056 in the U.S., or (404) 537-3406 from outside the U.S. The Conference ID for the audio replay is 25966628.

About Amedica Corporation
Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, the world's largest ceramic manufacturer. Amedica's spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Non-GAAP Financial Measures
This press release includes the following "non-GAAP financial measures" as defined by the Securities and Exchange Commission (SEC): Adjusted EBITDA and gross margin before deducting the provision for excess and obsolete inventory. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measure, see "Reconciliation of Non-GAAP Financial Measures" included in this press release.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include specifically, but are not limited to; the Company’s revision of its previously stated estimates of increased 2015 silicon nitride sales this year to 15-20% growth, thus equating to a total annual revenue range of $19-$20 million and the Company’s expectation that the impact from the previously announced financial and operational alignment actions will deliver $5-$7 million of annualized operating profit benefit and that these changes are anticipated to reduce total cash burn, increase financial sustainability, and strengthen the balance sheet, positioning the Company to maintain compliance with all debt covenants into Q4 of this year and become operating cash flow breakeven during the second half of 2016; and, the Company’s previously stated guidance of four additional OEM or private label partners to be announced during the balance of 2015. These statements are preliminary estimates and reflect the best judgment of our management, but involve a number of risks and uncertainties which could cause actual results to differ materially from those set forth in our estimates. Consequently, there can be no assurances that actual results for the year ending December 31, 2015 will be within the range of the preliminary estimates set forth above or that the Company will enter secure additional OEM or Private Label partners. Any variation between our actual results and the estimates set forth above may be material. We do not expect to disclose publicly whether or not our preliminary financial and operating results have changed, or to update such results, other than through the release of actual results in the ordinary course of business. Additional forward-looking statements include statement with respect to Amedica's market opportunities, growth, future products, market acceptance of its products, sales and financial results. Such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica's products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica's Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 24, 2015, and in Amedica's other filings with the SEC.  Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for us to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements as a result of new information, events or circumstances or other factors arising or coming to our attention after the date hereof.

Amedica Corporation
Consolidated Balance Sheets – Unaudited
(in thousands, except share and per share data)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$14,882	$18,247
Trade accounts receivable, net of allowance of $60 and $54, respectively	2,568	2,513
Prepaid expenses and other current assets	1,464	1,247
Inventories, net	11,197	11,675
Total current assets	30,111	33,682
Property and equipment, net	3,286	3,515
Intangible assets, net	4,063	4,188
Goodwill	6,163	6,163
Other long-term assets	35	35
Total assets	$43,658	$47,583
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,217	$778
Accrued liabilities	3,117	3,146
Current portion of long-term debt	19,157	19,070
Total current liabilities	23,491	22,994
Deferred rent	497	517
Long-term debt	3,110	3,061
Other long-term liabilities	134	134
Derivative liabilities	13,245	13,970
Commitments and contingencies
Stockholders’ equity (deficit):
Common stock, $0.01 par value; 250,000,000 shares authorized; 29,092,095 and 26,353,666 shares issued at March 31, 2015 and December 31, 2014, respectively	291	264
Additional paid-in capital	180,896	179,148
Treasury Stock	(120)	—
Accumulated deficit	(177,886)	(172,505)
Total stockholders’ equity	3,181	6,907
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$43,658	$47,583

Amedica Corporation
Consolidated Statements of Operations and Comprehensive Loss – Unaudited
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Product revenue	$4,743	$5,780
Costs of revenue	1,522	1,649
Gross profit	3,221	4,131
Operating expenses:
Research and development	1,843	591
General and administrative	2,027	3,075
Sales and marketing	3,357	4,521
Total operating expenses	7,227	8,187
Loss from operations	(4,006)	(4,056)
Other income (expense):
Interest income	—	3
Interest expense	(1,100)	(530)
Loss on extinguishment of debt	(79)	—
Change in fair value of derivative liabilities	(177)	(114)
Loss on extinguishment of derivative liabilities	(16)	—
Other expense	(3)	(16)
Total other income (expense)	(1,375)	(657)
Net loss before income taxes	(5,381)	(4,713)
Provision for income taxes	—	—
Net Comprehensive Loss	(5,381)	(4,713)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.20)	$(0.79)
Weighted average common shares outstanding:
Basic and diluted	26,929,447	5,967,400

Reconciliation of Non-GAAP Financial Measures:
To supplement our consolidated statements of operations and comprehensive net loss which are presented in accordance with GAAP, we use certain non-GAAP measures of components of financial performance. Although not measures of financial performance under GAAP, “Adjusted EBITDA” and “Gross Margin Before deducting the Provision for Excess and Obsolete Inventory” are provided for the use of investors in understanding our operating results and are not prepared in accordance with, nor do they serve as alternatives to GAAP measures, and may be materially different from similar measures used by other companies. We define "Adjusted EBITDA" as our earnings before deductions for interest, taxes, depreciation, amortization, stock-based compensation, change in fair value of derivative liabilities, offering costs and loss on extinguishment of debt.  We define “Gross Margin before Deducting the Provision for Excess and Obsolete Inventory” as our gross margin before deducting the provision for excess and obsolete inventory. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. These measures have limitations as analytical tools, and investors should not consider these measures in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Below is a reconciliation of Adjusted EBITDA to Net Loss for each of the periods presented (in thousands - unaudited):

	Three Months Ended March 31,
	2015	2014
Net Loss	(5,381)	(4,713)
Interest expense, net	1,100	530
Depreciation	428	433
Amortization	125	125
Stock-based compensation	592	1,404
Change in fair value of derivative liabilities	177	114
Loss on extinguishment of debt	79	—
Adjusted EBITDA	(2,880)	(2,107)

Below is a reconciliation of Gross Profit and Margin to Gross Profit and Margin Before deducting the Provision for Excess and Obsolete Inventory for each of the periods presented (in thousands - unaudited):

	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Gross profit and margin	$3,221	67.9%	$4,131	71.5%
Provision for excess and obsolete inventory	326	6.9%	415	7.2%
Gross profit and margin, excluding provision for excess and obsolete inventory	$3,547	74.8%	$4,546	78.7%

Contact:
Mike Houston
Director of Investor Relations
801-839-3534
mhouston@amedica.com